Important Notice Regarding the Availability of Information Statement Materials for the Shareholder Meeting To Be Held on June 10,  2021

Dear Shareholder:

1.	Under Securities and Exchange Commission rules, you are receiving this notice that the Information Statement Materials for our 2021 Annual Meeting of Shareholders are available on the Internet.

This communication is not a form for voting and presents only an overview of the more complete Information Statement Materials (consisting of the 2020 Annual Report to Shareholders (including the Annual Report on Form 10-K for the year ended December 31, 2020) and the 2021 Information Statement) that are available to you on the Internet. We encourage you to access and review all of the important information contained in the Information Statement Materials before voting at the 2021 Annual Meeting.

2.

The Information Statement Materials are available at: https://www.eproxyaccess.com/graybar. You may access the Information Statement Materials online by clicking the links entitled “2020 Annual Report and 10-K" and "2021 Information Statement".

3.

If you want to receive a paper or e-mail copy of the Information Statement Materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 31, 2021 to facilitate timely delivery.

The 2021 Annual Meeting of Shareholders of Graybar Electric Company, Inc. (the “Company”) will be held at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105 at 9:30  a.m., on June 10, 2021. Only shareholders of record who owned common stock at the close of business on the record date, April 15,  2021 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.

The proposals to be voted on at the 2021 Annual Meeting of Shareholders are listed below, along with the Board of Directors’ recommendation.

The Board of Directors recommends that you vote FOR the following proposal:

1.	Election of nine members to the Board of Directors:

D. A. Bender	W. P. Mansfield
S. S. Clifford	D.G. Maxwell
D. E. DeSousa	K. M. Mazzarella
M. W. Geekie	B. L. Propst
R. H. Harvey

This Notice also constitutes notice of the 2021 Annual Meeting of Shareholders of the Company.

If you prefer a paper copy of the 2020 annual report to shareholders (including the annual report on Form 10-K for the year ended December 31, 2020) and the information statement, you may request one by sending an e-mail to graybarstock@graybar.com, calling 1-866-694-2347. You will have the opportunity to make a request to receive paper copies for all future meetings or only for the 2021 Annual Meeting of Shareholders.

Common shareholders of record as of the Record Date may attend the 2021 Annual Meeting of Shareholders. For information on how to obtain directions to be able to attend the meeting and vote in person, please see page 25 of the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.